Exhibit 99.1

For Release: 4:30 p.m. EDT	Contacts: Julie S. Ryland

Thursday, October 30, 2014	205.326.8421

ENERGEN RAISES CY14 PRODUCTION GUIDANCE MIDPOINT BY 500 MBOE

Latest San Juan Basin Mancos Oil Wells Generate Strong Rates

FIRST MARTIN COUNTY CLINE WELL POSTS STRONG RESULTS

COMPANY EYES MONETIZATION OF GAS ASSETS IN SAN JUAN BASIN

Highlights

•	3Q14 production of 6,651 MBOE increases 5 percent from 2Q14

•	CY14 production guidance range narrowed and raised to 25.6-26.2 MMBOE

•	Company estimates December 2014 exit rate could exceed 77,000 boepd

•	Energen’s first Martin County Cline well generates 24-hour peak IP (3-phase) of 2,425 boepd (74% oil)

•	Company’s first Wolfcamp B well in Martin County tests at peak 24-hour IP (3-phase) of 1,172 boepd (94% oil)

•	San Juan Basin Mancos oil potential strengthened by outstanding results from two more non-operated wells

•	Acreage position in Mancos oil play increased approximately 15,000 net acres to 90,000 net acres

•	11 gross Wolfcamp development wells completed in 3Q14 performing above internal expectations

•	Company anticipates possible sale of majority of gas assets in San Juan Basin in 2015

BIRMINGHAM, Alabama – For the 3 months ended September 30, 2014, Energen Corporation (NYSE: EGN) reported GAAP net income from all operations of $457.3 million, or $6.22 per diluted share. After adjusting for a mark-to-market gain, impairment losses in advance of potential asset sales, dry hole expense, and discontinued operations, Energen’s adjusted income from continuing operations in the 3rd quarter of 2014 totaled $45.2 million, or $0.62 per diluted share. This compares with adjusted income from continuing operations in the 3rd quarter of 2013 of $46.6 million, or $0.64 per diluted share. The difference between the periods primarily is attributable to a 13 percent increase in oil and natural gas liquids (NGL) production being more than offset by lower realized oil and NGL prices and increased DD&A expense. [See “Non-GAAP Financial Measures” beginning on pp 13 for more information and reconciliation.]

Energen’s adjusted EBITDAX from continuing operations totaled $229.3 million in the 3rd quarter of 2014, up approximately 5 percent from $217.9 million in the same period last year. [See “Non-GAAP Financial Measures” beginning on pp 13 for more information and reconciliation.]

“Energen had a terrific 3rd quarter,” said James McManus, Energen’s chairman and chief executive officer. “Production exceeded our internal expectations by half-a-million barrels. We now estimate that our Permian Basin production in 2014 could grow approximately 23 percent from 2013 levels and that our December 2014 exit rate could exceed 77,000 barrels of oil equivalent per day (boepd).

“Our excellent exploratory and development drilling results in the Midland Basin served to further reinforce our current plans to add two development rigs in the Midland Basin in 2015. And the results of our exploratory wells in the Delaware Basin served to increase our excitement about the Wolfcamp potential across much of our acreage there while underscoring the need for continued delineation.

“The results coming from the Mancos formation oil play in the San Juan Basin continue to impress. We have a 50 percent non-operated working interest in four Mancos oil wells drilled this year in the south-central portion of the basin, and the results of wells three and four were even better than the first two. We continue to secure drilling permits and plan to run a rig in 2015 to test our acreage position in the play. We recently purchased approximately 15,000 net acres in the Mancos formation oil window, bringing our total position in the emerging play to 90,000 net acres. If we find what we expect from our 2015 drilling program, this play will compete on a return basis with our best Permian opportunities.

“As we look ahead to 2015 in our budget planning process, we are very conscious of the recent pull-back in oil prices and are scenario-planning for different price levels. Given our quality of assets, under-levered balance sheet, financial capacity, and hedge position, we believe we are extremely well-positioned to continue moving forward with most of our preliminary plans for 2015, even if oil prices were to average in the low $80s. Midland Basin Wolfcamp economics remain attractive at those levels; however, we may choose to limit our lower-return, exploratory drilling activity in the Delaware Basin Wolfcamp. Even at sub-$80 price levels, Midland Basin Wolfcamp economics remain solid.

“Energen’s balance sheet may be further de-levered in 2015 through asset sales. We anticipate marketing for sale the majority of our gas assets in the San Juan Basin as well as 5,300 net acres and assets in the northeast quadrant of Glasscock County located in the Eastern Shelf of the Permian Basin.

“Despite the current uncertainty surrounding near-term oil prices, Energen is in an excellent position — both in terms of our assets and our financial strength — and we have a great deal of flexibility with which to manage our capital investments and operating plans to best serve the interests of our shareholders.”

Permian Basin Exploration and Development Well Update

Midland and Delaware Basin Exploration Program Results

Energen tested six new exploratory wells in the Permian Basin during the 3rd quarter of 2014, including its first two Cline wells in the Midland Basin and its first Wolfcamp C well in the Delaware Basin. [See locator maps at www.energen.com]

Permian Basin Exploratory Well Results (3-Stream)

Well Name	Zone/	Lateral length (ft)		Frac Stages	Peak 24-Hour IP				Peak 30-day Avg.
	County	Drilled*	Completed		Boepd	%Oil	%NGL	%Gas	Boepd	%Oil	%NGL	%Gas
Jones Holton #201H	WC B/Martin	7,500	6,825	28	1,172	93	4	3	602	85	8	6
Daniel SN 10-3 #202H	WC B/Glasscock	7,500	6,930	28	1,148	93	3	4	719	83	7	9
Jones Holton #401H	Cline/Martin	8,150	7,580	31	2,425	74	16	10	788	73	17	10
Horwood SN 36-37 #401H	Cline/Glasscock	7,500	6,930	28	1,233	74	16	10	548	65	22	14
Intrepid 55-12 #1H†	WC C/Reeves	4,800	4,100	18	2,128	46	26	28	1,502	41	29	30
Atlantis 59-10 #1H	WC B/Reeves	4,800	4,200	18	1,665	11	37	52	1,382	12	37	51

†	Pro forma to 4,100’ completed length
*	Represents distance from vertical departure to toe

“Energen’s Jones Holton #401H generated the best known publicly disclosed rates for a Cline well in Martin County,” said McManus. “We are very pleased with this well and our two Wolfcamp B wells in Martin and Glasscock counties. All three have outperformed our internal expectations as we continue to successfully delineate the Wolfcamp and Cline potential across our Midland Basin footprint. [See discussion of Horwood SN 36-37 #401H on page 5, Asset Sales Under Consideration].

Energen’s 2014 Midland Basin exploratory drilling plans include a total of 19 gross (18 net) wells. In addition to the 8 gross wells drilled, completed, and producing, 7 gross wells currently are in various stages of drilling, completion, and flow back. These include the first of two planned Martin County Lower Spraberry test wells, a Glasscock County Lower Spraberry test, the company’s third Martin County Wolfcamp A well as well as its second Martin County Wolfcamp B well, and the company’s first three Wolfcamp C wells in Glasscock County. Energen expects to complete 18 gross wells in 2014.

“In the Delaware Basin, we are pleased with the results of our first Wolfcamp C test, the Intrepid 55-12 #1H. The Intrepid and the Atlantis 59-10 #1H are among our top six Delaware Wolfcamp performers on the basis of 30-day rates,” McManus added.

Energen’s 2014 Delaware Basin Wolfcamp drilling plans include a total of 13 gross (12 net) wells. In addition to the 4 gross wells drilled, completed, and producing, 7 gross wells currently are in various stages of drilling, completion, and flow back, including a 6,700’ lateral length well targeting the Wolfcamp B in Reeves County and a second Wolfcamp C well in Reeves County. Energen expects to complete 12 gross wells in 2014.

Southern Glasscock Development Well Results (3-Stream)

In addition to its exploratory programs in the Midland and Delaware basins, Energen drilled 16 gross (15 net) wells in the 3rd quarter as part of its Wolfcamp development program in southern Glasscock County. This brings the total number of development wells drilled in the first nine months of the year to 34 gross (32 net). Energen’s development program consists of pad drilling stacked A & B laterals with lengths of 6,700’ and 7,500’.

Energen completed and tested 11 gross (10 net) wells in the development program during the 3rd quarter; another 3 gross (3 net) wells were completed but do not have sufficient production history to report. The new 3rd quarter wells generated average peak 24-hour IP rates (3-stream) of 1,066 boepd (79% oil) and peak 30-day average rates (3-stream) of 766 boepd (72% oil), both of which exceeded our internal expectations. For the year to date through September 30, Energen has completed and tested 15 gross (14 net) wells.

In the 4th quarter, the company expects to drill 19 gross (19 net) development wells and complete an additional 18 gross (17 net) wells. For the full year, the company plans to drill 53 gross (51 net) and complete 36 gross (34 net) wells.

“We have continued to realize improved drilling efficiency during the 3rd quarter and currently are averaging 18-21 days from spud to rig release,” McManus said. “This improvement in cycle time is helping us execute completions in a timely manner and helping offset cost increases associated with a variety of items from increasing our pipe inspection level and frequency to using more sand as we refine our completions. Our target drill-and-complete cost for Wolfcamp development wells for the remainder of the year is $7.5-$8.0 million.

“We will have six rigs drilling development wells within the next couple of weeks and plan to add two more before year end to get a jump-start on next year’s program,” McManus added. “We anticipate running 6-8 development rigs throughout 2015.”

San Juan Basin Mancos Oil Well Results (3-Stream)

In the San Juan Basin, Energen is a 50 percent non-operated participant in four oil wells that have been drilled this year by WPX Energy in the Mancos formation in south-central San Juan Basin. Results of all four wells, the first two of which were disclosed last quarter, are strong indicators that this horizontal oil play in northern New Mexico could generate returns that compete with Energen’s extensive opportunity set in the Permian Basin.

Well Name	Completed Lateral Length	Frac Stages	Peak 24-Hour IP				Peak 30-day Avg.
			Boepd	%Oil	%NGL	%Gas	Boepd	%Oil	%NGL	%Gas
Chaco 2308 14E #151H	4,400’	14	1,147	79	10	11	656	79	10	11
Chaco 2308 14E #152H	4,500’	14	929	79	10	11	642	79	10	11

Utility Sale Completed

Energen completed the sale of its natural gas utility company, Alabama Gas Corporation, to The Laclede Group on September 2, 2014. The transaction’s effective date was August 31, 2014. The $1.6 billion purchase price included the assumption of approximately $267 million of utility debt. Energen’s net pre-tax proceeds from the sale totaled approximately $1.3 billion (subject to additional working capital adjustments post-close). Energen estimates its after-tax proceeds will be $1.1 billion.

Immediately following the close, Energen repaid $570 million in outstanding principal under its December 2013 Senior Term Loans along with $750 million outstanding under its October 2012 Credit Facility Agreement. Energen also executed a new syndicated, senior secured, revolving credit facility with initial aggregate lender commitments of $1.5 billion and a reserve-backed borrowing base of $2.1 billion. In the fourth quarter of 2014, the company intends to draw approximately $230 million in borrowings under the September 2014 Credit Facility to pay income taxes generated from the sale; the full tax obligation is being partially offset by the expensing of intangible drilling costs incurred during 2013 and 2014.

Asset Sales Under Consideration

Energen expects to market for sale the majority of its natural gas assets in the San Juan Basin as well as properties in the northeast quadrant of Glasscock County located in the Eastern Shelf of the Permian Basin. Both assets were marked down in the 3rd quarter to their estimated fair market value in anticipation of being designated as “held for sale” by year-end 2014.

Energen has not invested drilling capital in its San Juan Basin gas assets for several years, and management does not expect to see in the foreseeable future a recovery in prices sufficient to allow these natural gas plays to compete for capital with the company’s extensive oil opportunities.

The assets under consideration to be sold include approximately 985 net operated wells on some 208,000 net acres. These assets had proved reserves at year-end 2013 of 73.1 MMBOE, of which 84 percent was natural gas and 16 percent was NGL; associated production in 2014 is estimated to be 6.7 MMBOE.

In 2014 Energen has been testing the Cline potential on an isolated 5,300 net acres in far eastern Glasscock County. Through the prior testing of vertical targets, the company determined that, on this acreage, the Cline shale offered the greatest potential to be economically competitive with its drilling opportunities in the core of the Midland Basin. While the results of the Horwood SN 36-37 #401H Cline well were good for this northeastern Glasscock area (see page 3), the company has decided its deep inventory in the core of the Midland Basin offers better economics and repeatable returns.

3rd Quarter Financial Review

Reconciliation of Consolidated GAAP Net Income to Adjusted Income from Continuing Operations

[See “Non-GAAP Financial Measures” beginning on pp. 13 for more information]

	3Q14		3Q13
	$M	$/dil. sh.	$M	$/dil. sh.
Net Income All Operations (GAAP)	$457,251	$6.22	$(19,298)	$(0.27)
Less: Non-cash Mark-to-Market gain/(loss)	94,142	1.28	(40,277)	(0.56)
Less: Asset Impairments (in anticipation of sale)	(113,945)	(1.55)	—	—
Less: Dry hole expense	(4,792)	(0.07)	(883)	(0.01)
Less: Discontinued Operations
Gain (Loss) on Disposal of E&P Assets	(1)	(0.00)	(15,678)	(0.22)
Income (Loss) from E&P Discontinued Operations	(25)	(0.00)	1,785	0.02
Gain (Loss) on Disposal of Utility	440,106	5.99	—	—
Income (Loss) from Utility Discontinued Operations	(3,460)	(0.05)	(10,812)	(0.15)

Adj. Income Continuing Operations (Non-GAAP)	$45,226	$0.62	$46,567	$0.64

Note: Per share amounts may not sum due to rounding

Production from Continuing Operations by Product

Commodity	3Q14		3Q13		Change	2Q14
	MBOE	boepd	MBOE	boepd		MBOE	boepd
Oil	3,017	32,793	2,764	30,043	9%	2,833	31,132
NGL	1,108	12,043	874	9,500	27%	1,065	11,703
Natural Gas	2,526	27,457	2,478	26,935	2%	2,446	26,879

Total	6,651	72,293	6,116	66,478	9%	6,344	69,714

Production from Continuing Operations by Area

Area	3Q14		3Q13		Change	2Q14
	MBOE	boepd	MBOE	boepd		MBOE	boepd
Midland Basin	1,876	20,391	1,407	15,293	33%	1,755	19,286
Wolfberry	1,292	14,043	1,385	15,054		1,371	15,066
Wolfcamp/Cline	584	6,348	22	239		384	4,220
Delaware Basin	1,525	16,576	1,301	14,141	17%	1,488	16,352
3rd Bone Spring/Other	1,219	13,250	1,170	12,717		1,201	13,198
Wolfcamp	306	3,326	131	1,424		287	3,154
Central Basin Platform	998	10,848	1,106	12,022	(10)%	1,060	11,648

Total Permian Basin	4,399	47,815	3,814	41,456	15%	4,303	47,286
San Juan Basin/Other	2,252	24,478	2,302	25,022	(2)%	2,041	22,429

Total	6,651	72,293	6,116	66,478	9%	6,344	69,714

Note: Totals may not sum due to rounding

Average Realized Sales Prices from Continuing Operations

Commodity	3Q14	3Q13	Change
Oil (per barrel)	$84.33	$89.67	(6)%
NGL (per gallon)	$0.69	$0.75	(8)%
Natural Gas (per Mcf)	$4.27	$4.06	5%

Expenses from Continuing Operations (per barrel)

Expenses	3Q14	3Q13	Change
LOE*	$10.18	$10.76	(5)%
Production & ad valorem taxes	$3.87	$3.63	7%
DD&A	$20.71	$20.27	2%
Net G&A	$4.18	$5.06	(17)%
Interest	$1.73	$1.66	4%

*	Production costs + workovers and repairs + marketing and transportation

3rd Quarter Comparisons, 2014 vs 2013 (Continuing Operations)

•

Permian Basin production increased 15 percent as new drilling in the horizontal Wolfcamp in the Midland and Delaware basins more than offset declines in the company’s legacy assets in the Central Basin Platform and from a reduced vertical Wolfberry program.

•	NGL production increased 27 percent largely due to less ethane rejection and new horizontal Wolfcamp drilling.

•	Average realized oil prices were lower by 6 percent, primarily due to the impact of wider WTI Midland to WTI Cushing and WTS Midland to WTI Cushing differentials.

•

LOE per unit decreased 5 percent to $10.18 per BOE largely due to lower water disposal costs and to decreased marketing and transportation expenses. Per-unit production taxes and ad valorem taxes increased approximately 7 percent as lower price-driven production taxes were more than offset by higher ad valorem taxes.

•	Per-unit DD&A expense totaled $20.71 per BOE, increasing approximately 2 percent largely due to year-over-year increases in development costs.

•	Per-unit net G&A expense of $4.18 per BOE fell approximately 17 percent from the same period a year ago largely due to stock-based compensation.

•	Interest expense increased $1.4 million to total $11.5 million.

4th Quarter and Full-year 2014 Capital, Production and Financial Guidance

Energen’s 2014 drilling and development capital is estimated to remain under $1.4 billion, in keeping with prior guidance. The company production guidance midpoint, however, is estimated to increase 0.5 MMBOE to 25.9 MMBOE (70,950 boepd). Energen is both raising and narrowing its 2014 production guidance range to 25.6 to 26.2 MMBOE (70,135-71,780 boepd). The company is maintaining its 4th quarter production guidance midpoint of 6.9 MMBOE (75,000 boepd) within a range of 6.6 to 7.2 MMBOE (71,740-78,260 boepd).

Energen’s estimated expenses from continuing operations in the 4th quarter of 2014 and CY2014 are:

	4Q14	CY2014
LOE (production costs, marketing & transportation) (per BOE)	$9.20-$9.60	$10.15-$10.30
Production and ad valorem taxes (% of revenues, excluding hedges)	7.8%
DD&A expense (per BOE)	$22.20-$22.70	$21.20-$21.35
General & administrative expense, net (per BOE)	$4.00-$4.40	$4.70-$4.80
Exploration expense (delay rentals, seismic, G&G, etc.) (per BOE)	$1.00-$1.20	$0.85-$0.95
Interest expense ($MM)	$11.3-$12.3	$38.6-$39.6

Approximately 72 percent of the company’s 4th quarter production guidance midpoint of 6.9 MMBOE is hedged. Hedges also are in place that limit the company’s exposure in the 4th quarter to the Midland to Cushing differential. Energen has hedged the WTS Midland to WTI Cushing (sour oil) differential for 0.3 million barrels of oil production at an average price of $3.30 per barrel and the WTI Midland to WTI Cushing differential for 0.6 million barrels at an average price of $3.08 per barrel. Energen estimates that approximately 76 percent of its oil production for the remainder of 2014 will be sweet. Gas basis assumptions are $0.05 per Mcf in the Permian and San Juan basins.

The company’s current hedge position for the 4th quarter of 2014:

Commodity	Hedge Volumes	4Q14e Production Midpoint	Hedge %	NYMEXe Price
Oil	2.5 MMBO	3.3 MMBO	76%	$92.66 per barrel
NGL	18.5 MMgal	46.2 MMgal	40%	$0.93 per gallon
Natural Gas	12.7 Bcf	14.9 Bcf	85%	$4.53 per Mcf

Note: Known actuals included

In the table above, basin-specific contract prices for natural gas have been converted for comparability purposes to a NYMEX-equivalent price by adding to them Energen’s assumed San Juan and Permian basis differentials.

Average realized oil and gas prices for Energen’s production associated with NYMEX contracts as well as for unhedged production will reflect the impact of basis differentials; average realized oil prices also will reflect estimated oil transportation charges of $2.65 per barrel in the 4th quarter; and average realized NGL prices will be net of transportation and fractionation fees that are estimated to average $0.09 per gallon in the Permian Basin and $0.12-$0.17 per gallon in the San Juan Basin. The company also has basin-specific natural gas contracts whereby Energen Resources will receive the contracted hedge price.

Energen’s assumptions for the commodity prices of unhedged production in the 4th quarter are $85 per barrel of oil, $4.00 per Mcf of gas, and $0.92 per gallon of NGL. As a result of Energen’s 2014 hedge position for the remainder of the year, changes in commodity prices are expected to have a minimal impact on Energen’s 2014 revenues.

Energen estimates that for the 4th quarter, every $1 change in the Midland to Cushing differentials for sweet and sour oil from our assumed $6 per barrel will impact net income by approximately $0.7 million and $0.2 million, respectively.

2014e Capital, Drilling and Production Summary

	2014e Capital	Operated Wells	Production Midpoint
	($ MM)	Gross (Net)	MMBOE	boepd
Midland Basin
Wolfcamp/Lower Sprby/Cline	$835	126 (119)	7.7	21,000
Wolfberry/Other	600	72 (69)	2.3
Facilities/Non-operated/Other	125	54 (50)	5.4
Delaware Basin	$415	40 (36)	5.8	16,000
3rd Bone Spring/Other	185	27 (24)	4.6
Wolfcamp	175	13 (12)	1.2
Facilities/Non-operated/Other	55
Other Permian	$45	26 (22)*	4.0	10,950
Waterfloods/CO2 floods	17	26 (22)*
Facilities/Non-operated/Other	28

San Juan Basin/Other	$25	0 (0)	8.4	23,000
Facilities/Non-operated/Other	25
Net Carry In/Carry Out/Other	$32
Acquisition/Unproved Leasehold YTD	$48

TOTAL	$1400	192 (177)	25.9	70,950

Note: “Facilities” capital includes salt water disposal wells, artificial lift, and central gathering facilities; “Other” capital includes payadds and refracs

*	Includes 10 gross (9 net) injectors

Production from Continuing Operations by Product

	2014e Midpoint		2013
Commodity	MMBOE	boepd	MMBOE	boepd	% change
Oil	11.9	32,610	10.4	28,395	15%
NGL	4.2	11,490	3.2	8,858	30%
Natural Gas	9.8	26,850	9.7	26,532	1%

Total Continuing Operations	25.9	70,950	23.3	63,785	11%

Production from Continuing Operations by Basin per Quarter

Basin	1Q14		2Q14		3Q14		4Qe Midpoint
	MBOE	boepd	MBOE	boepd	MBOE	boepd	MMBOE	boepd
Midland Basin	1,537	17,078	1,756	19,297	1,876	20,391	2.5	27,011
Delaware Basin	1,404	15,600	1,488	16,352	1,525	16,576	1.4	15,598
Central Basin Platform/Other	1,016	11,289	1,060	11,648	998	10,848	0.9	9,837
San Juan Basin/Other	2,051	22,789	2,040	22,418	2,252	24,478	2.1	22,554

Total Production	6,008	66,756	6,344	69,714	6,651	72,293	6.9	75,000

NOTE: Totals may not sum due to rounding

2015 Hedges Include 8.3 Million Barrels of Oil and Oil Differential Hedges

The company’s current hedge position for 2015 is as follows:

Commodity	Hedge Volumes	NYMEXe Price
Oil	8.3 MMBO	$89.30 per barrel
Natural Gas	29.0 Bcf	$4.30 per Mcf

Basin-specific contract prices for natural gas have been converted for comparability purposes to a NYMEX-equivalent price in the table above by adding to them Energen Resources’ assumed San Juan and Permian basis differentials for 2015 of $0.14 per Mcf and $0.20 per Mcf, respectively.

Hedges also are in place throughout 2015 that limit the company’s exposure to the Midland to Cushing differential. Energen has hedged the WTS Midland to WTI Cushing (sour oil) differential for 2.2 million barrels of oil production at an average price of $4.30 per barrel and the WTI Midland to WTI Cushing differential for 6.1 million barrels at an average price of $5.11 per barrel.

Conference Call

Energen will hold its quarterly conference call Friday, October 31, at 11:00 a.m. EDT. Members of the investment community may participate by calling 1-877-407-8289 (reference Energen earnings call). A live audio Webcast of the program as well as a replay may be accessed through Web site, www.energen.com.

Energen Corporation is an oil and gas exploration and production company with headquarters in Birmingham, Alabama. The company has approximately 775 million barrels of oil-equivalent proved, probable, and possible reserves and another 2.5 billion barrels of oil-equivalent contingent resources. These all-domestic reserves and resources are located primarily in the Permian Basin in west Texas. For more information, go to http://www.energen.com.

FORWARD LOOKING STATEMENT: This release contains statements expressing expectations of future plans, objectives and performance that constitute forward-looking statements made pursuant to the Safe Harbor provision of the Private Securities Litigation Reform Act of 1995. Except as otherwise disclosed, the Company’s forward-looking statements do not reflect the impact of possible or pending acquisitions, divestitures or restructurings. We undertake no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise. All statements based on future expectations rather than on historical facts are forward-looking statements that are dependent on certain events, risks and uncertainties that could cause actual results to differ materially from those anticipated. In addition, the Company cannot guarantee the absence of errors in input data, calculations and formulas used in its estimates, assumptions and forecasts. A more complete discussion of risks and uncertainties that could affect future results of Energen and its subsidiaries is included in the Company’s periodic reports filed with the Securities and Exchange Commission.

Financial, operating, and support data pertaining to all reporting periods included in this release are unaudited and subject to revision.